EXHIBIT 15.1

True Leaf Launches New CBD Chews for the U.S. Pet Health Market

Debuts veterinary-developed, NASC-certified CBD supplements at SuperZoo for rapidly growing pet products category

VERNON, British Columbia, Aug. 20, 2019 (GLOBE NEWSWIRE) -- True Leaf Brands Inc. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQX: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, today announced the launch of its veterinarian-formulated, cannabidiol (CBD) supplements for dogs at SuperZoo 2019, North America’s premier pet industry trade show, in Las Vegas, Nevada.

True Leaf’s CBD product line will begin rolling out on September 30, 2019, to pet retail stores in several U.S. jurisdictions and the Company’s online store at www.trueleaf.com. True Leaf’s debut CBD products in the U.S. will display the National Animal Supplement Council (NASC) Quality Seal – one of the highest-level certifications in the pet industry.

“We are excited to launch a NASC-certified CBD product line to complement our trusted and successful hemp seed-based pet supplements,” said Darcy Bomford, Founder and Chief Executive Officer of True Leaf. “With the True Leaf brand already in over 3,500 stores worldwide, we are well positioned to meet the growing U.S. demand for legal, safe and effective CBD pet products, which should generate significant incremental revenue for True Leaf.”

True Leaf’s new CBD-enhanced functional chews use non-GMO, pesticide-free, broad-spectrum hemp leaf with naturally occurring CBD, in addition to the unique combination of plant-based active ingredients in the brand’s original hemp seed-based pet supplement line.

The CBD formulations were developed by a team of industry veterans with 200+ years of collective natural pet products expertise, including the prominent integrative veterinarians of the True Leaf Veterinary Advisory Board.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley (Canada)
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

Phil Carlson / Scott Eckstein (U.S.)
KCSA Strategic Communications
pcarlson@kcsa.com / seckstein@kcsa.com
O: 212-896-1233 / 212-896-1210

Follow True Leaf
Twitter: @trueleafpet
Facebook: True Leaf Pet
Instagram: @trueleafpet

Forward-Looking Statements

This news release contains forward-looking statements and management may make additional forward-looking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995 and True Leaf hereby claims such safe harbour protection for all forward-looking statements. True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions; however, True Leaf’s actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors summarized in the "Risk Factors" section of True Leaf’s Offering Circular Form 1-A filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities and other discussions of risk factors contained in True Leaf’s periodic filings or supplements to the offering circular. True Leaf's Offering Circular Form 1-A can be found at ir.trueleaf.com. Forward-looking statements speak only as of the date they are made. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation unless required by law.

Photos accompanying this announcement are available at

https://www.globenewswire.com/NewsRoom/AttachmentNg/8ab9bf5e-c95e-4d30-be02-9b3d0c69c992

https://www.globenewswire.com/NewsRoom/AttachmentNg/8077204f-db44-41af-863e-971c8fc6745a